Exhibit 32.1
CERTIFICATION
Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned principal executive officer of M.D.C. Holdings, Inc. (the "Company") hereby certifies that the Report on Form 10-Q of the Company for the period ended March 31, 2022 accompanying this certification, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: April 28, 2022	/s/ Larry A. Mizel
Larry A. Mizel Executive Chairman (principal executive officer)
The foregoing certification is being furnished solely pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and Section 1350 of Title 18, United States Code, and is not being filed as part of the report or as a separate disclosure document.